EXHIBIT 99.1

Term Sheet for the Acquisition of Peeress Brand and Design Center

The following is an English summary of the original Chinese agreement between:

Party A: Zhou Jiancai (“the Vendor”)

Party B: Nextmart Inc. (“the Purchaser”)

Brief Summary:

(1)                                  Peeress Design & Brand Management Center, Ltd. (“Peeress)(formerly known as Magic Nice Development Limited), a corporation incorporated and existing under the laws of the British Virgin Islands. Up to the date of this agreement, Party A owns 100% this company’s shares. Party A also owns over 3,000 patented clothing designs for women’s suits and apparel.

(2)                                  Party A will transfer all of its own shares to Party B under this agreement. Party B agrees to the transfer of these shares.

Contract Type: Sale & Purchase agreement

Summary of Terms:

The Vendor agrees to transfer 100% shares, rights and interests in Peeress Design & Brand management Center, Ltd. to Party B for a consideration of $2.17 million, of which $1 million will be satisfied in cash and $1.17 million will be satisfied with 5 million shares of Sun 3C Media Plc (AIM:SCCC) held by NextMart.

For the cash portion of the consideration, NextMart will satisfy $500,000 and Sun Media Invesment Holdings (“SMIH”), NextMart’s parent company, will satisfy the other $500,000 on NextMart’s behalf. (To compensate SMIH for its financial support in the transaction, NextMart has entered into a separate agreement with SMIH to grant perpetual, non-exclusive usage rights to the Company’s reverse-auction purchasing software.)

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